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FOR IMMEDIATE RELEASE...NOVEMBER 12, 1997
For more information, contact:

Ellis C. Goebel
Senior Vice President - Finance & Treasurer
Building Materials Holding Corporation
(415) 227-1650

                  BUILDING MATERIALS HOLDING CORPORATION SUBSIDIARY
           COMPLETES ACQUISITION OF FIRM WITH $63 MILLION IN ANNUAL SALES;
                     NEW BMC WEST SOUTH CENTRAL DIVISION FORMED

SAN FRANCISCO, CA...Building Materials Holding Corporation (NASDAQ: BMHC) reported that on November 10, 1997 its wholly owned subsidiary, BMC West Corporation, a leading distributor and retailer of building materials, finalized the acquisition of Lone Star Plywood & Door Corp., a firm headquartered in Texas with annual sales of approximately $63 million.

        "The acquisition of Lone Star Plywood & Door Corp. supports our growth strategy of increasing BMC West's market presence and expanding the company's capacity as a full line supplier to the new residential market," stated Robert
E. Mellor president and chief executive officer of Building Materials Holding Corporation.

        In the transaction, BMC West acquired substantially all of the assets and business of Lone Star for approximately $37 million in a combination of cash, assumption of liabilities, a subordinated promissory note and approximately 262,000 shares of common stock. Mellor said the acquisition is the largest of five completed by BMC West this year. Since January, BMC West has acquired firms with combined annual sales approaching $100 million.

        "Lone Star is comprised of four pre-hung door and millwork operations strategically located in our market area, " said Mellor. "One of the millwork plants is in Houston, Texas which gives BMC West its initial entry into that growing region. The remaining three are in Dallas/Ft. Worth; Portland, Oregon, and Seattle, Washington, where the company currently has operations."

          Building Materials Holding Corporation also announced the creation of a south central division of BMC West. "We are forming the south central division as the initial realignment of BMC West, which is one of our goals behind the formation of the holding company. This places operating management closer to our employees and customers," Mellor said.

          Bill Smith, president of Lone Star, becomes president of the newly formed division which encompasses BMC West's existing 11 building materials centers as well as the two acquired locations - all located in Texas. This new division contributed approximately 25 percent of the company's year-to-date September 30, 1997 overall sales, making Texas the company's largest state market.

        Building Materials Holding Corporation, through its BMC West subsidiary, currently operates 56 building materials centers in 10 Western states -- Arizona, California, Colorado, Idaho, Montana, Nevada, Oregon, Texas, Utah and Washington.